Exhibit 10.1


         AMENDMENT A TO FARMOUT AGREEMENT EXECUTED JUNE 4, 2007 BETWEEN
          CLAYTON WILLIAMS ENERGY, INC., AND NEW FRONTIER ENERGY, INC.



     The Farmout Agreement executed June 4, 2007 between Clayton Williams Energy, Inc. ("Farmor") and New Frontier Energy, Inc. ("Farmee") is hereby amended as follows:

I.   Article 1.1(a) of the Farmout Agreement is amended to read as follows:

     (a) In exchange for the Consideration described in Article 3, Farmor shall transfer to Farmee an undivided 100% of Farmor's Interests in the Underlying Leases, and the Parties shall execute and deliver the Assignment within seven (7) days of written request by Farmee, but in no case earlier than August 15, 2007 or later than fifteen (15) days after production operations under this Agreement have been completed, as determined in Farmee's sole discretion. The above described interests shall be from surface to total depth, and include rights to oil, gas, or any other substance covered by the Underlying Leases. Farmee's interests under this Agreement shall be fully assignable. Farmor shall submit the Assignment to the Government for approval within five (5) days of the execution and delivery of the Assignments.
          1. Farmor shall use best efforts, and work in conjunction with Farmee, to effectuate an assignment of the Surface Use Agreements relating to the Stull Ranch and Sheep Mountain Ranch.

II. Articles 1.1(b) through Articles 1.1(e) are hereby rescinded in their entirety.

III. Article 1.1(g) is amended to read as follows:

     (g) Concurrent with making the Assignments described in Article 1.1(a), Farmor shall resign as operator of the Focus Ranch Unit and agrees to vote for Farmee as successor unit operator under the terms of the Focus Ranch Unit Agreement and Unit Operating Agreement.


IV.  Article 3 of the Farmout Agreement is hereby rescinded in its entirety.
     Article 3 shall be replaced by the following section:

                                    ARTICLE 3
                                 CONSIDERATION:

3.1  Consideration for Initial Assignment

     In consideration for receiving the assignment described in section 2.1, Farmee agrees as follows:

     a. Farmee shall be liable for all plugging, abandoning, and reclaiming of all areas within the Focus Ranch Unit.

     b. In the event that Farmee establishes commercial production from the Focus Ranch Federal 12-1 well, Farmor shall own a production payment ("Production Payment") in an amount equal to Two Million Dollars ($2,000,000 U.S.) payable out of 35% of the Net Proceeds at the wellhead from the sale of oil, gas, and associated hydrocarbons produced from the Underlying Leases subject to this Agreement to the extent that such Net Proceeds are attributable to the Underlying Leases. "Net Proceeds" shall mean revenues from the sale of such production by Farmee less royalties, existing overriding royalties, taxes measured by the value of production, operating costs, and costs to gather, treat, process, compress, dehydrate, and sell the production. Farmor's rights are limited to funds payable out of Net Proceeds from the Underlying Leases subject to this Agreement and Farmor shall have no recourse against Farmee for any amounts other than those payable out of Net Proceeds.

     c. In the event that, prior to Farmor receiving its full Production Payment described above, any additional well drilled or reentered by Farmee located on the Underlying Leases begins producing hydrocarbons in commercial quantities, Farmor shall be entitled to a Production Payment equal to 35% of the Net Proceeds from this well, in addition to Farmor's Production Payment from the Focus Ranch Federal 12-1 well, until such time as Farmor's total Production Payments received under this Agreement total $2,000,000.

     d. Farmee shall have the right to fulfill its obligations under this Agreement in total by making payments to Farmor totaling $2,000,000, regardless of the source of the payments.

     e. At such time as Farmor has received out of production from all wells subject to this Agreement the full amount of its Production Payment as described above, or at such time as Farmee has fulfilled its obligations to Farmor under Paragraph 1.1(d), or at such time as Farmee ceases production on the Underlying Leases prior to Farmor receiving the full amount of its Production Payment as described above, Farmor's right to any Production Payment shall expire and Farmor shall no longer have any interest in any of the Underlying Leases or the Focus Ranch Unit.


V.   The second sentence of Article 1.3 shall be amended to read as follows:

Beginning with rental payment due on or after the first of the month of the month following Farmee's receipt of the assignments described in Article 1.1(a), Farmee shall be responsible for the payment of all rentals, shut-in gas royalties, and minimum royalties payable under the terms of the Underlying Leases.

VI. The Condition Precedent stated in Article 2.1(E) is hereby waived by Farmee.



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New Frontier Energy, Inc.                        Clayton Williams Energy, Inc

by                                               by
/s/ Les Bates                                    /s/ Clayton Williams
------------------------                         ------------------------

Dated this 31st day of July, 2007              Dated this 31st day of July, 2007